EXHIBIT 10.1


REVOLVING CREDIT AGREEMENT

                 Dated as of September 26, 1994
                              Among
                    BECKMAN INSTRUMENTS, INC.
                               and
                    THE LENDERS NAMED HEREIN
                               and
                       CITICORP USA, INC.
                            As Agent

                        TABLE OF CONTENTS
                                                             Page
                           ARTICLE I
                DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.       Certain Defined Terms. . . . . . . . . . .  1
SECTION 1.02.       Computation of Time Periods. . . . . . . . 12
SECTION 1.03.       Accounting Terms . . . . . . . . . . . . . 12

                           ARTICLE II
                AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.       The Advances . . . . . . . . . . . . . . . 12
SECTION 2.02.       Making the Advances. . . . . . . . . . . . 13
SECTION 2.03.       Fees . . . . . . . . . . . . . . . . . . . 17
SECTION 2.04.       Reduction of the Commitments . . . . . . . 17
SECTION 2.05.       Repayment of Advances. . . . . . . . . . . 18
SECTION 2.06.       Interest on Advances . . . . . . . . . . . 18
SECTION 2.07.       Additional Interest on Eurodollar Rate
                    Advances . . . . . . . . . . . . . . . . . 19
SECTION 2.08.       Optional Prepayments of Advances . . . . . 19
SECTION 2.09.       Interest Rate Determination. . . . . . . . 20
SECTION 2.10.       Increased Costs. . . . . . . . . . . . . . 20
SECTION 2.11.       Payments and Computations. . . . . . . . . 21
SECTION 2.12.       Taxes. . . . . . . . . . . . . . . . . . . 22
SECTION 2.13.       Sharing of Payments, Etc.. . . . . . . . . 24
SECTION 2.14.       Mitigation of Increased Costs or Taxes . . 24
SECTION 2.15.       Use of Proceeds. . . . . . . . . . . . . . 25

                           ARTICLE III
                      CONDITIONS OF LENDING

SECTION 3.01.       Conditions Precedent to Any Advance. . . . 25
SECTION 3.02.       Special Conditions Precedent . . . . . . . 26

                           ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES


SECTION 4.01.       Representations and Warranties of the
                    Borrower . . . . . . . . . . . . . . . . . 27

                            ARTICLE V
                    COVENANTS OF THE BORROWER


SECTION 5.01.       Affirmative Covenants. . . . . . . . . . . 29
SECTION 5.02.       Negative Covenants . . . . . . . . . . . . 33

                           ARTICLE VI
                        EVENTS OF DEFAULT


SECTION 6.01.       Events of Default. . . . . . . . . . . . . 35


                           ARTICLE VII
                          MISCELLANEOUS

SECTION 7.01.       Amendments . . . . . . . . . . . . . . . . 39
SECTION 7.02.       Notices, Etc . . . . . . . . . . . . . . . 39
SECTION 7.03.       No Waiver; Remedies. . . . . . . . . . . . 40
SECTION 7.04.       Costs and Expenses . . . . . . . . . . . . 40
SECTION 7.05.       Confidentiality of Information . . . . . . 41
SECTION 7.06.       Right of Set-Off . . . . . . . . . . . . . 42
SECTION 7.07.       The Agent. . . . . . . . . . . . . . . . . 42
SECTION 7.08.       Binding Effect . . . . . . . . . . . . . . 45
SECTION 7.09.       Governing Law. . . . . . . . . . . . . . . 46
SECTION 7.10.       Execution in Counterparts. . . . . . . . . 46
SECTION 7.11.       Headings . . . . . . . . . . . . . . . . . 46


Schedule   I.       Lending Offices
Schedule  II.       Liens and Security Interests
Exhibit  A-1.       Domestic Note
Exhibit  A-2.       Eurodollar Note
Exhibit    B.       Notice of Borrowing
Exhibit    C.       Opinion of Borrower's Counsel
Exhibit    D.       Opinion of Agent's Counsel

REVOLVING CREDIT AGREEMENT, dated as of September 26, 1994, among BECKMAN INSTRUMENTS, INC., a Delaware corporation (the "Borrower"), the lenders (the "Lenders") listed on the signature pages hereof and CITICORP USA, INC., a Delaware corporation ("CUSA"), as agent (the "Agent") for the Lenders hereunder, pursuant to which such parties hereby agree as follows:


                            ARTICLE I
                DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Adjusted CD Rate" means, for the Interest Period for each Adjusted CD Rate Advance comprising part of the same
     Borrowing, an interest rate per annum equal to the sum of:

          (a) the rate per annum obtained by dividing (i) the rate of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such mean bid rate is not such a multiple) of the consensus bid rate determined by each of the Reference Banks for the bid rates per annum, at 9:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period, of New York certificate of deposit dealers of recognized standing selected by such Reference Bank for the purchase at face value of certificates of deposit of such Reference Bank in an amount substantially equal to such Reference Bank's Adjusted CD Rate Advance comprising part of such Borrowing (provided, however, for purposes of determining the amount of any such deposit in the case of Citibank, such amount shall be substantially equal to the Adjusted CD Rate Advance made by CUSA comprising part of such Borrowing), and with a maturity equal to such Interest Period, by (ii) a percentage equal to 100% minus the Adjusted CD Rate Reserve Percentage (as defined below) for such Interest Period, plus

          (b) the Assessment Rate (as defined below) for such Interest Period.

     The "Adjusted CD Rate Reserve Percentage" for the Interest Period for each Adjusted CD Rate Advance comprising part of the same Borrowing means the reserve percentage applicable on the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars with respect to liabilities consisting of or including (among other liabilities) U.S. dollar nonpersonal time deposits in the United States with a maturity equal to such Interest Period. The "Assessment Rate" for the Interest Period for each Adjusted CD Rate Advance comprising part of the same Borrowing means the annual assessment rate estimated by the Agent on the first day of such Interest Period for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States. The Adjusted CD Rate for the Interest Period for each Adjusted CD Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks on the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

     "Adjusted CD Rate Advance" means an Advance which bears interest as provided in Section 2.06(a).

     "Advance" means an advance by a Lender to the Borrower pursuant to Article II and refers to an Adjusted CD Rate Advance, a Eurodollar Rate Advance, an Auction Rate Advance or a Base Rate Advance, each of which shall be a "Type" of Advance.

     "Affiliate" means, as to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

     "Agreement" means this agreement, including the exhibits and any schedules annexed hereto, as the same may be amended or otherwise modified from time to time.

     "Applicable Lending Office" means, with respect to each Lender, such Lender's CD Lending Office in the case of an Adjusted CD Rate Advance, such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance, and such Lender's Domestic Lending Office in the case of an Auction Rate Advance or a Base Rate Advance.

     "Auction Rate" means, for the Interest Period for each Auction Rate Advance comprising part of the same Borrowing, the interest rate equal to the rate specified by the Lender making such Advance in its notice with respect thereto delivered pursuant to Section 2.02(a).

     "Auction Rate Advance" means an Advance which bears interest as provided in Section 2.06(c).

     "Auction Rate Advance Commitment Reduction" has the meaning specified in Section 2.01.

     "Availability Termination Date" means September 30, 1999 or the earlier date of termination in whole of the Commitments pursuant to Section 2.04 or Section 6.01.

     "Base Rate" means, for any Interest Period or any other period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the higher of:

          (a) the rate of interest announced publicly by Citibank in New York, New York from time to time, as Citibank's base rate; or

          (b) 1/2 of one percent per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business
          Day) for the three-week period ending on the previous Friday by the Agent on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York, or if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Agent from three New York certificate of deposit dealers of recognized standing selected by the Agent, in either case, adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent.

     "Base Rate Advance" means an Advance which bears interest as provided in Section 2.06(d).

     "Borrowing" means a borrowing consisting of simultaneous
     Advances of the same Type made by one or more of the Lenders pursuant to Section 2.01.

     "Business Day" means a day of the year on which banks are not required or authorized to close in New York City or San Francisco and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

     "Capitalization" means Consolidated Direct Indebtedness and
     Tangible Net Worth.

     "CD Lending Office" means, with respect to any Lender, such Lender's office specified as its "CD Lending Office" on
     Schedule I hereto or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     "Citibank" means Citibank, N.A., a national banking association.

     "Commercial Paper Rating" means a rating for senior, unsecured, publicly held short term debt.

     "Commitment" has the meaning specified in Section 2.01.

     "Compliance Certificate" has the meaning specified in
     Section 5.01(e).

     "Consolidated" refers to the consolidation or combination of the financial statements of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles, including principles of consolidation or combination.

     "Debt" means (i) indebtedness for borrowed money,
     (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services other than trade accounts payable on customary terms in the ordinary course of business, (iv) obligations as lessee under leases which shall have been, or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, (vi) liabilities of the Borrower or any ERISA Affiliate for any Insufficiency,
     (vii) withdrawal liability within the meaning of
     Section 4201 of ERISA incurred by the Borrower or any ERISA Affiliate to any Multiemployer Plan, (viii) liabilities incurred by the Borrower or any ERISA Affiliate to the PBGC upon the termination under Section 4041 or Section 4042 of ERISA of any Plan, and (ix) any increase in the amount of contributions required to be made by the Borrower and its ERISA Affiliates in each fiscal year of the Borrower to Multiemployer Plans over the amount of such contributions required to be made on the date hereof due to the reorganization or termination of any such Multiemployer Plan within the meaning of Title IV of ERISA.

     "Default" means any event or condition which constitutes an Event of Default or which with the giving of notice or lapse of time or both would become an Event of Default.

     "Direct Indebtedness" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, other than trade accounts payable on customary terms in the ordinary course of business, (iv) obligations as lessee under leases which shall have been, or should be, in accordance with generally accepted accounting principles, recorded as capital leases and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (i) through (iv) above in the aggregate in excess of $20,000,000.

     "Direct Indebtedness-to-Capitalization Ratio" means the ratio, stated as a percentage, of (x) Consolidated Direct Indebtedness less an amount equal to the Excluded Investment Amount to (y) Capitalization less an amount equal to the Excluded Investment Amount.

     "Domestic Lending Office" means, with respect to any Lender, such Lender's office specified as its "Domestic Lending Office" on Schedule I hereto or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     "Domestic Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Adjusted CD Rate Advances, Auction Rate Advances and Base Rate Advances made by such Lender.

     "Duff & Phelps" means Duff & Phelps, Inc.

     "ERISA" means the Employee Retirement Income Security Act of
     1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) which is a member of a group of which the Borrower is a member and which is under common control within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Eurodollar Lending Office" means with respect to any Lender, such Lender's office specified as its "Eurodollar
     Lending Office" on Schedule I hereto or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     "Eurodollar Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Eurodollar Rate Advances made by such Lender.

     "Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period; provided, however, for purposes of determining the amount of any such deposit in the case of Citibank, such amount shall be substantially equal to the Eurodollar Rate Advance made by CUSA comprising part of such Borrowing. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be computed by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

     "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.06(b).

     "Eurodollar Rate Reserve Percentage" of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period; provided, however, that for purposes of determining the Eurodollar Rate Reserve Percentage applicable to CUSA, the reserve percentage applicable during any Interest Period shall be the reserve percentage applicable to Citibank during such Interest Period.

     "Events of Default" has the meaning specified in
     Section 6.01.

     "Excluded Investment Amount" means an amount equal to
     (i) two-thirds of the Liquid Short-Term Investments of Beckman Instruments (Galway), Ltd., a corporation organized and existing under the laws of Panama, Beckman Instruments (Ireland), Inc., a corporation organized and existing under the laws of Panama, and any Irish Affiliates, and their respective Subsidiaries and any successors thereto and
     (ii) all of the Liquid Short-Term Investments of Beckman Instruments (Caribe), Inc., a corporation organized and existing under the laws of California, and any Puerto Rican Affiliates, and their respective Subsidiaries and any successors thereto, up to a maximum aggregate amount of $100,000,000 with respect to (i) and (ii) above, and (iii) all of the Liquid Short-Term Investments of the Borrower.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     "Indebtedness for Borrowed Money" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments,
     (iii) obligations as lessee under leases which shall have been, or should be, in accordance with generally accepted accounting principles, recorded as capital leases,
     (iv) obligations to pay the deferred purchase price of property or services other than trade accounts payable on customary terms in the ordinary course of business and
     (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise insure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

     "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in
     Section 4001(a)(18) of ERISA.

     "Interest Expense" means, for any accounting period, the sum of (without duplication) (i) interest in respect of all Indebtedness for Borrowed Money (except for Indebtedness for Borrowed Money of the type described in subsection (v) of the definition thereof to the extent payment in respect of such Indebtedness for Borrowed Money is not made by the Borrower or any Subsidiary) during such period, plus
     (ii) amortization of debt expense and discount or premium relating to any Indebtedness for Borrowed Money (except for Indebtedness for Borrowed Money of the type described in subsection (v) of the definition thereof to the extent payment in respect of such Indebtedness for Borrowed Money is not made by the Borrower or any Subsidiary) during such period, plus (iii) the portion of rental expense payable during such period pursuant to all capital leases representing imputed interest, calculated at an interest rate that results in an aggregate present value of all rentals under such capital leases equal to the fair value of the leased property at the beginning of the lease term, in accordance with generally accepted accounting principles, less interest income attributable to any Excluded Investment Amount.

     "Interest Period" means, for each Advance constituting a Borrowing or comprising part of the same Borrowing, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower pursuant to or as specified by the provisions below. The duration of each such Interest Period shall be (a) in the case of an Adjusted CD Rate Advance, 30, 60, 90 or 180 days, (b) in the case of a Eurodollar Rate Advance, 1, 2, 3 or 6 months,
     (c) in the case of an Auction Rate Advance, not less than 30 nor more than 180 days, and (d) in the case of a Base Rate Advance, up to 30 days, in each case, as the Borrower may select upon notice received by the Agent not later than 11:00 A.M. (New York City time) in accordance with Section 2.02(a); provided, however, that:

          (i) the Borrower may not select any Interest Period which ends after the Availability Termination Date;

          (ii) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration; and

          (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurodollar Rate Advance, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

     "Irish Affiliate" means any Subsidiary of the Borrower which is organized under the laws of, or the chief place of business of which is located in, the Republic of Ireland, other than Beckman Instruments (Galway), Ltd., Beckman Instruments (Ireland), Inc. or any Subsidiary thereof or successor thereto.

     "Level I Period" means a period during which the Borrower either (x) does not have a Long Term Debt Rating from at least two of the three Rating Agencies and has a current Commercial Paper Rating equal to or better than (i) A-1 from S & P and P-2 from Moody's, or (ii) A-2 from S & P and P-1 from Moody's, or (y) has a current Long Term Debt Rating from at least two of the three Rating Agencies and such Long Term Debt Rating is better than the following for at least two of the three Rating Agencies: (i) BBB from S & P,
     (ii) Baa 2 from Moody's, and (iii) BBB from Duff & Phelps.

     "Level II Period" means a period during which the Borrower either (x) does not have a Long Term Debt Rating from at least two of the three Rating Agencies and has a current Commercial Paper Rating equal to (i) A-2 from S & P, and
     (ii) P-2 from Moody's, or (y) has a current Long Term Debt Rating from at least two of the three Rating Agencies and such Long Term Debt Rating is equal to the following for at least two of the three Rating Agencies: (i) BBB or BBB- from S & P, (ii) Baa 2 or Baa 3 from Moody's, and (iii) BBB or BBB- from Duff & Phelps.

     "Level III Period" means any period other than a Level I
     Period or a Level II Period.

     "Liquid Short-Term Investments" means, at any time, cash and cash equivalents denominated in United States dollars or in any other currency which is readily exchangeable into United States dollars and which is not, at such time, subject to any form of exchange control regulations, and which are payable by their terms at an address within the United States and by a United States resident or other Person having an address within the United States.

     "Long-Term Debt Rating" means a rating for senior, unsecured, publicly held long-term debt.

     "Majority Lenders" means, at any time, three or more Lenders owed at least 56% of the then aggregate unpaid principal amount of the Adjusted CD Rate Advances, Base Rate Advances and Eurodollar Rate Advances held by the Lenders, or, if no such principal amount is then outstanding, three or more Lenders having at least 56% of the Commitments.

     "Margin Stock" has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal
     Reserve System, as in effect from time to time.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.

     "Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA, to which the Borrower or any ERISA Affiliate, and more than one employer other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

     "Note" means a Domestic Note or a Eurodollar Note.

     "Notice of Borrowing" has the meaning specified in
     Section 2.02(a).

     "Operating Income" means, for any accounting period, operating income (or operating deficit, as the case may be) properly attributable to continuing operations (as defined by generally accepted accounting principles) for such period, but shall not include interest income or expense, foreign exchange gains or losses, minority interest adjustments, the effects of disposals of fixed assets, charges for environmental matters (other than maintenance, monitoring, compliance and remediation costs which occur at properties where the Borrower is conducting current operations), if any, unusual or other non-recurring items (including charges associated with restructuring the Borrower's operations) or other events or transactions that are infrequent for the purposes of generally accepted accounting principles, income taxes, charges to implement new accounting standards required by the Financial Accounting Standards Board, and any non-cash charges associated with the write-down of long-term assets including intangibles.

     "Operating Income-to-Interest Ratio" means, for any period, on a Consolidated basis for the Borrower and its Subsidiaries, the ratio of (x) Operating Income to
     (y) Interest Expense.

     "Other Taxes" has the meaning specified in Section 2.12(b).

     "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Plan" means an employee benefit plan, other than a Multiemployer Plan, which is (or, in the event that any such plan has been terminated within five years of a transaction described in Section 4069 of ERISA, was) for employees of the Borrower or any ERISA Affiliate and subject to Title IV of ERISA.

     "Puerto Rican Affiliate" means any Subsidiary of the Borrower which is organized under the laws of, or the chief place of business of which is located in, Puerto Rico, other than Beckman Instruments (Caribe), Inc. or any Subsidiary thereof or successor thereto.

     "Rating Agencies" means S&P, Moody's and Duff & Phelps.

     "Reference Banks" means Citibank, Bank of America National
     Trust and Savings Association and Credit Suisse.

     "S&P" means Standard & Poor's Corporation.

     "Significant Subsidiary" means each Subsidiary of the Borrower that is a "significant subsidiary" as defined in Regulation S-X under the Securities Exchange Act of 1934.

     "Solvent" means, with respect to any Person, at any time, that, at such time, such Person is not insolvent within the meaning of Section 101(31) of the Federal Bankruptcy Code,
     Section 271 of the New York Debtor and Creditor Law, Cal. Civ. Code Section 3439.02 or Del. Code Ann., Tit. 6,
     Section 1302.

     "Subsidiary" means any corporation, partnership or joint venture:

          (i)  of which (or in which) more than 50% of:

               (A) the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), or

               (B) the interest in the capital or profits of such partnership or joint venture,

     is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more Subsidiaries, or by one or more Subsidiaries; or

          (ii) is treated as a Consolidated subsidiary in the financial reports furnished by the Borrower to the Lenders pursuant to Section 5.01(e).

     "Tangible Net Worth" means the Consolidated capital stock (including preferred stock but excluding treasury stock except for contra-equity accounts in an aggregate amount not in excess of $50,000,000 created after January 1, 1993 associated with the Borrower's grantor stock trust ownership program ("GSOP"), provided, that this exclusion will remain in effect only so long as generally accepted accounting principles or other applicable accounting rules provide for contra-equity accounts for the GSOP), plus the Consolidated surplus and retained earnings of the Borrower determined in accordance with generally accepted accounting principles, less any items treated as intangibles in conformity with generally accepted accounting principles and any foreign currency translation adjustment.

     "Taxes" has the meaning specified in Section 2.12(a).

     "Termination Event" means (i) a "reportable event", as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), or an event described in
     Section 4068(f) of ERISA, or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer", as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (iii) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

     "Withdrawal Liability" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e).


                           ARTICLE II
                AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Availability Termination Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender's name on the signature pages hereof as such amount may be reduced pursuant to Section 2.04 (such Lender's "Commitment"); provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of Auction Rate Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be applied to the Lenders ratably according to their respective Commitments (such deemed use of each Lender's Commitment being such Lender's "Auction Rate Advance Commitment Reduction"). Each Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day. Within the limits of each Lender's Commitment, and in the case of Auction Rate Advances, within the limits of the total Commitments, the Borrower may borrow, repay pursuant to Section 2.05 or prepay pursuant to Section 2.08, and reborrow under this Section 2.01.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of Eurodollar Rate Advances, on the first Business Day prior to the date of the proposed Borrowing in the case of Adjusted CD Rate Advances, on the date of the proposed Borrowing in the case of Base Rate Advances, on the second Business Day prior to the date of the proposed Borrowing in the case of Auction Rate Advances, if the Borrower shall specify in the Notice of Borrowing relating thereto that the rates of interest to be offered by the Lenders shall be fixed rates per annum, or on the fourth Business Day prior to the date of the proposed Borrowing in the case of Auction Rate Advances if the Borrower shall instead specify in the Notice of Borrowing relating thereto the basis to be used by the Lenders in determining the rates of interest to be offered by them, by the Borrower to the Agent which shall give each Lender prompt notice thereof by telex or cable. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telex, telecopy or cable, confirmed promptly in writing, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing (and, if such Type shall be Auction Rate Advances, any terms relating to the interest rate or rates therefor), (iii) aggregate amount of such Borrowing, and (iv) Interest Period for each such Advance. The Agent shall promptly notify each Lender of receipt of each Notice of Borrowing. In the case of a proposed Borrowing comprised of Adjusted CD Rate Advances or Eurodollar Rate Advances, the Agent shall promptly notify each Lender of the applicable interest rate under Section 2.06(a) or
Section 2.06(b). In the case of a proposed Borrowing comprised of Adjusted CD Rate Advances, Eurodollar Rate Advances or Base Rate Advances, each Lender shall before 11:00 A.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at its payment address referred to in Section 7.02 such Lender's ratable portion of such Borrowing (according to the Lenders' respective Commitments) in same day funds, and the Agent, after receipt of such funds, or any portion thereof, and upon fulfillment of the applicable conditions set forth in Article III, will make such funds, or such portion, by transferring an amount equal thereto in same day funds to the Borrower's account with Citibank at Citibank's main office in New York, New York. In the case of a proposed Borrowing comprised of Auction Rate Advances, (1) each Lender may if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Auction Rate Advances to the Borrower as part of such proposed Borrowing at a rate or rates of interest specified by such Lender in its sole discretion by notifying the Agent (which shall give prompt notice thereof to the Borrower), before 10:00 A.M. (New York City time) on the Business Day immediately following the last Business Day on which the related Notice of Borrowing could have been furnished by the Borrower hereunder, of the minimum amount and maximum amount (which may exceed such Lender's Commitment but which shall not in any event exceed the then total unused Commitments outstanding) of such Auction Rate Advance which such Lender would be willing to make as part of such proposed Borrowing and the rate or rates of interest therefor; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 9:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders;
(2) if any Lender shall elect not to make such an offer, such Lender shall so notify the Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Auction Rate Advance as part of such Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Auction Rate Advance as part of such proposed Borrowing; (3) the Borrower shall, in turn, before 11:00 A.M. (New York City time) on such date, either (x) cancel such Borrowing by giving the Agent notice to that effect (in which case the Agent shall give prompt notice thereof to the Lenders and such Borrowing shall not be made), or (y) accept one or more of such offers made by any Lender or Lenders, in its sole discretion, by giving notice to the Agent of the amount of each Auction Rate Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such Lender for such Auction Rate Advance) to be made by each Lender as part of such Borrowing, and reject any remaining offers made by Lenders pursuant hereto by giving the Agent notice to that effect (in which case the Agent shall in turn promptly notify
(A) each Lender that has made an offer pursuant hereto of the date and aggregate amount of such Borrowing and whether or not any such offer or offers made by such Lender have been accepted by the Borrower, (B) each Lender that is to make an Auction Rate Advance as part of such Borrowing of the amount of each Auction Rate Advance to be made by such Lender as part of such Borrowing, and (C) each Lender that is to make an Auction Rate Advance as part of such Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III); and (4) each Lender that is to make an Auction Rate Advance as part of such Borrowing shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Domestic Lending Office to the Agent at its payment address referred to in Section 7.02 such Lender's portion of such Borrowing in same day funds and, upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, or any portion thereof, the Agent will make such funds, or such portion, available to the Borrower by transferring an amount equal thereto in same day funds to the Borrower's account with Citibank at Citibank's main office in New York, New York, promptly after which the Agent will notify each Lender of the amount of such Borrowing.

     (b) Anything in subsection (a) above to the contrary notwithstanding,

          (i) if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the adoption of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until such Lender shall notify the Agent (which notice the Agent shall promptly relate to the Borrower) that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance with an Interest Period of 30 days;

          (ii) if less than two Reference Banks furnish timely information to the Agent for determining the Adjusted CD Rate for Adjusted CD Rate Advances, or the Eurodollar Rate for Eurodollar Rate Advances, comprising any requested Borrowing, the right of the Borrower to select Adjusted CD Rate Advances or Eurodollar Rate Advances, as the case may be, for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance with an Interest Period of 30 days; and

          (iii) if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance with an Interest Period of 30 days.

     (c)  Except as provided in subsection (a) above of this
     Section 2.02 with respect to the cancellation of a Notice of Borrowing by the Borrower for Auction Rate Advances, each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Adjusted CD Rate Advances or Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

     (d) Except in the case of a Borrowing comprised of Auction Rate Advances, unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

     (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent, for the account of each Lender, a facility fee at the rate of .125% per annum for each day when a Level I Period is in effect, .15% per annum for each day when a Level II Period is in effect and .25% per annum for each day when a Level III Period is in effect, in each case on the average daily amount of such Lender's Commitment during the period for which such payment is then due (irrespective of usage), from the date hereof until the Availability Termination Date, payable in arrears on the last day of each March, June, September and December during the term of such Lender's Commitment, commencing December 31, 1994, and on the Availability Termination Date.

     (b) Utilization Fee. The Borrower agrees to pay to the Agent, for the account of each Lender, for each day when the aggregate amount of Advances outstanding hereunder (including Auction Rate Advances) exceeds 50% of the aggregate amount of the Commitments then in effect, a utilization fee at the rate of .125% per annum on the daily average amount of such Lender's outstanding Advances which are not Auction Rate Advances during the period for which such payment is then due, payable in arrears on the last day of each March, June, September and December during the term of such Lender's Commitment, commencing September 30, 1994, and on the Availability Termination Date.

SECTION 2.04. Reduction of the Commitments. (a) Mandatory Reduction. The Commitments shall be ratably reduced by an amount equal to the net proceeds (being any cash proceeds plus the fair value (as determined by the Borrower's Board of Directors in good faith) of any non-cash consideration) of any issuance, sale, transfer or other disposal of any shares of capital stock of any Significant Subsidiary to any Person other than the Borrower or another Subsidiary of the Borrower, which reduction shall be effective (i) immediately upon such issuance, sale, transfer or other disposal with respect to the portion of the Commitments which is unused at the time of such issuance, sale, transfer or other disposal and with respect to the portion which is outstanding as Base Rate Advances, and (ii) on the last day of the Interest Period during which such issuance, sale, transfer or other disposal occurs with respect to the portion of the Commitments which is outstanding at the time of such issuance, sale, transfer or other disposal (other than as Base Rate Advances).

     (b) Optional Reduction. The Borrower shall have the right, upon at least one Business Day's notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in an aggregate amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

SECTION 2.05. Repayment of Advances. The Borrower shall repay the principal amount of each Advance made by each Lender on the last day of the Interest Period for such Advance.

SECTION 2.06. Interest on Advances. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

     (a) Adjusted CD Rate Advances. If such Advance is an Adjusted CD Rate Advance, a rate per annum equal to the sum of the Adjusted CD Rate for such Interest Period plus .25% per annum for each day that occurs during a Level I Period, .375% per annum for each day that occurs during a Level II Period, and .50% per annum for each day that occurs during a Level III Period, payable on the last day of the applicable Interest Period and, if the applicable Interest Period has a duration of more than 90 days, on the 90th day from the first day of such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 1% per annum above the Base Rate in effect from time to time.

     (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus .25% per annum for each day that occurs during a Level I Period, .375% per annum for each day that occurs during a Level II Period, and .50% per annum for each day that occurs during a Level III Period, payable on the last day of the applicable Interest Period and, if the applicable Interest Period has a duration of more than three months, on the day which occurs during such Interest period three months from the first day of such Interest Period; provided, further, that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 1% per annum above the Base Rate in effect from time to time.

     (c) Auction Rate Advances. If such Advance is an Auction Rate Advance, a rate equal to the Auction Rate for such Interest Period, payable on the last day of the applicable Interest Period and, if the applicable Interest Period has a duration of more than three months, on each day which occurs during such Interest Period at intervals of three months from the first day of such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 1% per annum above the Base Rate in effect from time to time.

     (d) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance equal to the Base Rate in effect from time to time, payable on the last day of such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 1% per annum above the Base Rate in effect from time to time.

SECTION 2.07. Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to the Agent for the account of each Lender additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent. It shall be assumed, for the purpose of computing the additional interest to be paid by the Borrower to CUSA pursuant to this Section 2.07, that the making, funding or maintaining by CUSA of any Eurodollar Rate Advance hereunder has been by Citibank.

SECTION 2.08. Optional Prepayments of Advances. The Borrower may, upon at least three Business Days' notice to the Agent in the case of Adjusted CD Rate Advances and Eurodollar Rate Advances, and upon one Business Day's notice in the case of Base Rate Advances, in either case stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, the Borrower shall prepay, the outstanding principal amounts of the Advances comprising part of the same Borrowing, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and in the event of such prepayment of a Eurodollar Rate Advance or an Adjusted CD Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to
Section 7.04(b). The Borrower shall have no right to prepay any Auction Rate Advance prior to the last day of the Interest Period applicable thereto.

SECTION 2.09. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Adjusted CD Rate or Eurodollar Rate, as applicable. Subject to the provisions of Section 2.02(b)(ii), if any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent may determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

     (b) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a), Section 2.06(b),
     Section 2.06(c), and Section 2.06(d) and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under
     Section 2.06(a) or Section 2.06(b).

SECTION 2.10. Increased Costs. (a) If, due to either (i) the adoption of or any change after the date hereof (other than any change by way of imposition or increase of reserve requirements, in the case of Adjusted CD Rate Advances, included in the Adjusted CD Rate Reserve Percentage or, in the case of Eurodollar Rate Advances, included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Adjusted CD Rate Advances or Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost, provided, however, that such Lender shall have given the Borrower notice of such adoption, change or compliance and provided further, however, that the Borrower shall not be liable for any increased cost from such adoption, change or compliance which was incurred or accrued more than 60 days prior to such notice. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent error. It shall be assumed, for the purpose of computing amounts to be paid by the Borrower to CUSA pursuant to this Section 2.10(a), that the making, funding or maintaining by CUSA of any Advance hereunder has been by Citibank.

     (b) If any Lender determines that either (i) the adoption of, or any change after the date hereof in, or in the interpretation or administration of, any law, order or regulation or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder; provided, however, that if the Borrower objects within five (5) days of such demand to payment of such additional amounts, then the Borrower and such Lender agree to negotiate regarding the additional amounts that shall be sufficient to so compensate such Lender, and the Borrower's obligation to pay the amounts certified by such Lender shall be deferred for thirty (30) days after such demand; and provided further that, if the Borrower and such Lender do not reach agreement on such additional amounts during such thirty (30) day period, the Borrower shall promptly upon the end of such thirty (30) day period pay to such Lender the amount certified by such Lender and; provided, further, that the Borrower shall not be liable for any such additional amounts arising from such adoption, change or compliance which were incurred or accrued more than 60 days prior to such demand. Subject to each proviso in the preceding sentence, a certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent error. It shall be assumed, for the purpose of computing amounts to be paid by the Borrower to CUSA pursuant to this Section 2.10(b), that the making, funding or maintaining by CUSA of any Advance hereunder has been by Citibank.

SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 1:00 P.M. (New York City time) on the day when due in U.S. dollars to the Agent at its payment address referred to in
Section 7.02 in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.06(c), Section 2.07,
Section 2.10 or Section 2.12) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

     (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Notes held by such Lender, to charge from time to time against (i) any or all of the Borrower's accounts with such Lender or (ii) in the event any such payment is not made to CUSA when due, any or all of the Borrower's accounts with Citibank (and the Borrower hereby authorizes Citibank to permit such charge), any amount so due.

     (c) All computations of interest based on the Base Rate, the Auction Rate, the Adjusted CD Rate or the Eurodollar Rate (including additional interest owed pursuant to Section 2.07) and of fees shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent (or, in the case of Section 2.07, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent error.

     (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.12. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with
Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on such Lender or the Agent (as the case may be), by the jurisdiction under the laws of which it is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof and, in the case of any Lender, taxes imposed by reason of such Lender's status as a nonresident alien individual, foreign partnership, foreign corporation, foreign estate, or foreign trust or by reason of such holder's failure to provide the Borrower with sufficient information or certifications to discharge the Borrower from any obligation to withhold tax under Section 3406 of the Internal Revenue Code of 1986, as amended (or any statutory provision successor thereto) (all non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

     (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

     (c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender or the Agent (as the case may be) after reasonable notice to the Borrower and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that (i) the Borrower shall not be liable with respect to any fines or penalties imposed by any jurisdiction on any Lender due solely to such Lender's gross negligence or willful misconduct in failing to pay such Taxes or Other Taxes, and (ii) each Lender shall return to the Borrower the amount, without interest thereon, of any Taxes or Other Taxes which have been paid to such Lender by the Borrower and which are subsequently recovered by such Lender. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 7.02, the original or a certified copy of a receipt evidencing payment thereof.

     (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of principal and interest hereunder and under the Notes.

SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.07, Section 2.10 or Section 2.12 or in connection with an Auction Rate Advance made by it) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.14. Mitigation of Increased Costs or Taxes. If, in respect of any Lender, circumstances arise which become known to such Lender which would or would upon the giving of notice result in (a) an increase in the amount of any payment to be made to it or for its account pursuant to Section 2.10, (b) a claim for payment of Taxes pursuant to Section 2.12 or (c) the suspension of the Borrower's right to request a CD Rate Advance or a Eurodollar Rate Advance pursuant to Section 2.02(b), then without in any way limiting, reducing or otherwise qualifying the Borrower's obligations under such Sections to such Lender, such Lender shall promptly notify the Agent thereof and, in consultation with the Borrower, to the extent that it can do so without prejudice to its own position, take such steps as may be reasonably available to it to mitigate the effects of such circumstances (including, without limitation, the transfer of its Applicable Lending Office to another jurisdiction or the transfer of its rights and obligations hereunder to another financial institution acceptable to the Borrower). If and so long as a Lender has been unable to take, or has not taken, steps acceptable to the Borrower, such Lender shall be obligated, at the request of the Borrower, to transfer all its rights and obligations hereunder to another financial institution nominated by the Borrower and acceptable to the Agent at a purchase price equal to the principal of and accrued but unpaid interest and fees (to the date of purchase) on all Advances owed to such Lender, whereupon the obligations of such Lender hereunder shall be released and discharged, provided, however, that such Lender's obligations under Section 7.07(e) shall survive such release and discharge as to matters occurring prior to such date.

SECTION 2.15. Use of Proceeds. The proceeds of any Advance shall be used solely, directly or indirectly, in the Borrower's U.S. operations. In applying the proceeds from any Advance, the Borrower represents that in no event will any portion of the proceeds of any Advance be used to repay the portion of any Indebtedness for Borrowed Money, the proceeds of which were used to previously fund any foreign investment or the working capital needs of any foreign Subsidiary, foreign Affiliate or other foreign entity. The Borrower further represents that in no event will any portion of any Advance be used to fund any foreign investment or the working capital needs of any foreign Subsidiary, foreign Affiliate or other foreign entity.


                           ARTICLE III
                      CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Any Advance. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the satisfaction of the conditions precedent that (i) the Agent shall have received a Notice of Borrowing and (ii) on the date of such Borrowing the following statements shall be true, and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation that such statements are true:

     (a)  The representations and warranties set forth in
     Section 4.01 (excluding those contained in subsections (e) and (f) thereof) shall be true and correct in all material respects on and as of the date of such Borrowing before and after giving effect to such Borrowing and the application of the proceeds therefrom as though made on and as of such date;

     (b) No Event of Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, and, with respect to the events specified in Section 6.01(e) and Section 6.01(f), no Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom; and

     (c) No Person or two or more Persons acting in concert has acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 20% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors other than securities having such power only by reason of the happening of a contingency; nor, during any period of up to 24 consecutive months commencing on or after the date of this Agreement, have individuals who at the beginning of such 24-month period were directors of the Borrower ceased for any reason to constitute a majority of the board of directors of the Borrower; nor has any Person or two or more Persons acting in concert acquired by contract or otherwise, or entered into a contract or arrangement which upon consummation will result in its or their acquisition of, the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower.

SECTION 3.02. Special Conditions Precedent. The obligation of each Lender to make the initial Advance is subject to the further condition precedent that the Agent shall have received on or before the date of the initial Advance the following, in form and substance satisfactory to the Agent and in sufficient copies for each Lender:

     (a) The Notes payable to the order of the Lenders, respectively;

     (b)  Counterparts of this Agreement;

     (c)  A favorable opinion of William May, Esq., Vice
     President and General Counsel to the Borrower, substantially in the form of Exhibit C hereto;

     (d) A favorable opinion of Steefel, Levitt and Weiss, counsel to the Agent, substantially in the form of Exhibit D hereto;

     (e) A certificate of the Secretary or any Assistant Secretary of the Borrower, certifying as to (i) resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the Notes to be made by it, the borrowings by it hereunder and the consummation of the other transactions contemplated hereby; (ii) the full force and effect of such resolutions; and (iii) the incumbency and signature of each of its officers authorized to execute this Agreement, the Notes to be made by it or any other closing papers hereunder and/or to give notices required or permitted hereby;

     (f) A certificate of the chief accounting or financial officer or Treasurer of the Borrower certifying that, as of the date of the delivery of such certificate, there exists no Default and the representations and warranties set forth in Section 4.01 are true and correct in all material respects; and

     (g) A certificate of the chief accounting or financial officer or Treasurer of the Borrower certifying that all commitments under that certain Revolving Credit Agreement dated as of July 2, 1992 among the Borrower, the lenders party thereto and CUSA, as agent, have been cancelled and all outstanding principal of and accrued interest on the indebtedness outstanding thereunder, together with all fees and other amounts payable thereunder, have been paid in full.


                           ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrower.
The Borrower represents and warrants as follows:

     (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws or (ii) law or any decree, order or judgment or any contractual restriction binding on or affecting the Borrower.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

     (d) This Agreement is, and the Notes when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

     (e) The balance sheets of the Borrower and its Subsidiaries as at December 31, 1993 and June 30, 1994, and the related statements of income, cash flow and retained earnings of the Borrower and its Subsidiaries for the fiscal period then ended, copies of which have been furnished to each Lender, fairly present the financial condition of the Borrower and its Subsidiaries as at the date of such financial statements and the results of the operations of the Borrower and its Subsidiaries for the fiscal period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 1993, there has been no material adverse change in the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole.

     (f) There is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which purports to affect the transactions contemplated hereby or the legality, validity or enforceability of this Agreement or any Note or, except as and to the extent heretofore disclosed in writing by the Borrower to the Lenders, which may materially adversely affect the financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

     (g) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan, except to the extent that the Borrower has given prior notice thereof to the Agent.

     (h) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents the funding status and financial condition of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status or financial condition, except to the extent the Borrower has given prior notice thereof to the Agent.

     (i) Neither the Borrower nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any Withdrawal
     Liability to any Multiemployer Plan, except to the extent the Borrower has given prior notice thereof to the Agent.

     (j) Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA, except to the extent the Borrower has given prior notice thereof to the Agent.

     (k) The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     (l) The Borrower is, and immediately after giving effect to the Borrowings made or to be made hereunder and the intended use of proceeds thereof will be, Solvent. The Borrower is not, and following the Borrowings hereunder and the intended use of proceeds thereof will not be, left with an unreasonably small capital (within the meaning of Section 548 of the Federal Bankruptcy Code, Section 274 of the New York Debtor Creditor Law, Cal. Civ. Code
     Section 3439.04 or Del. Code Ann., tit. 6, Section 1305); and in entering into and carrying out its obligations as contemplated by this Agreement and the transactions contemplated thereby, does not intend to incur, or believe that it would incur, debts beyond its ability to pay as such debts mature or become due (within the meaning of Section 548 of the Federal Bankruptcy Code, Section 275 of the New York Debtor Creditor Law, Cal. Civ. Code
     Section 3439.02 or Del. Code Ann., tit. 6 Section 1306).

     (m) As of the date hereof, the Borrower is, and has not entered into a binding agreement the performance of which would cause it to cease to be, directly or through its Subsidiaries the record and beneficial owner of the capital stock of each of its Significant Subsidiaries.

     (n) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets of either the Borrower only or of the Borrower and its Consolidated Subsidiaries will be Margin Stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

     (o) The Borrower and each of its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof, except where the failure to so file would not reasonably be expected to have a material adverse effect on the operations or conditions (financial or otherwise) of the Borrower and its Significant Subsidiaries, taken as a whole.


                            ARTICLE V
                    COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Note or any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

     (a) Compliance with Laws, Etc. Comply, and cause each of its Significant Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders with which the non-compliance would have a material adverse effect on the financial condition or operations of the Borrower, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent contested in good faith and for which adequate reserves have been established.

     (b)  Maintenance of Consolidated Direct Indebtedness-to-
     Capitalization Ratio.  Maintain a Consolidated Direct
     Indebtedness-to-Capitalization Ratio not in excess of 45% on and after the effective date hereof.

     (c) Maintenance of Consolidated Tangible Net Worth. Maintain a Consolidated Tangible Net Worth of not less than the sum of (a) $200,000,000, plus (b) 30% of the positive Consolidated net income of the Borrower and its Consolidated Subsidiaries arising after June 30, 1992 (without reduction for Consolidated net losses, if any), plus (c) 30% of the net proceeds derived from the issuance of any shares of any class of capital stock or other equity securities of the Borrower after June 30, 1992.

     (d) Maintenance of Operating Income-to-Interest Ratio. Maintain for each fiscal semi-annual period ending on June 30 or December 31, respectively, an Operating Income-to-Interest Ratio of at least three-to-one for the period of twelve consecutive calendar months ending as of the date of determination.

     (e)  Reporting Requirements.  Furnish to the Lenders:

          (i) as soon as practicable and in any event within sixty (60) days after the end of each fiscal quarter of the Borrower (other than the last quarter of any fiscal year), Consolidated statements of income, cash flow and retained earnings of the Borrower and its Subsidiaries for the period from the beginning of the then current fiscal year of the Borrower to the end of such fiscal quarter, and a Consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such fiscal quarter, setting forth in each case in comparative form Consolidated figures for the corresponding period(s) of the preceding fiscal year, all in reasonable detail and certified by the chief financial or accounting officer or Treasurer or any Assistant Treasurer of the Borrower to fairly present the financial condition of the Borrower and its Subsidiaries as at the end of such quarter and the results of the operations of the Borrower and its Subsidiaries for the period ending on such date, subject to year-end audit adjustments;

          (ii) as soon as practicable and in any event within one hundred (100) days after the end of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries, as at the close of such fiscal year, and Consolidated statements of income, cash flow and retained earnings of the Borrower and its Subsidiaries for such year, setting forth in comparative form Consolidated figures for the preceding fiscal year, all in reasonable detail and certified without qualification as to the scope of the audit by Coopers & Lybrand or other independent certified public accountants of nationally recognized standing selected by the Borrower;

          (iii) together with each set of financial statements delivered to the Lenders pursuant to subsections (i) and (ii) above, (A) a certificate of the chief accounting or financial officer or Treasurer or any Assistant Treasurer of the Borrower, setting forth in reasonable detail for, and/or as of the last day of, the most recent fiscal quarter of the Borrower then ended all data necessary to show the extent to which the Borrower has complied or failed to comply, as the case may be, with the requirements of Sections 5.02(a) through (e), including a certificate by such officer stating that, to the best of such officer's knowledge, information and belief, upon due inquiry, there exists no Event of Default and (b) a certificate of such officer stating the Borrower's compliance with the covenants set forth in Section 5.01(b), Section 5.01(c) and Section 5.01(d) and setting forth in reasonable detail the calculation thereof (the "Compliance Certificate");

          (iv)  with reasonable promptness, such other
          information respecting the business, operations, assets, liabilities or financial condition of the Borrower or any of its Significant Subsidiaries as any Lender through the Agent may, from time to time, reasonably request and, to the extent otherwise available, such financial statements of any of the Significant Subsidiaries as any Lender through the Agent may, from time to time, request;

          (v) with reasonable promptness, copies of all prospectuses, definitive proxy statements, regular and periodic reports and other information (other than routine pricing supplements to prospectuses, registration statements on Form S-8 under the Securities Act of 1933, as amended, and annual reports on Form 11-K under the Securities Exchange Act of 1934, as amended, or, in either case, successor forms relating to registration and reporting regarding employee stock option or purchase plans) made available by the Borrower to its stockholders or filed by it with the Securities and Exchange Commission (or any successor thereof) or, if requested by any Lender through the Agent, made available by the Borrower to other lenders;

          (vi) promptly upon any officer of the Borrower obtaining knowledge thereof, notice of any Event of Default or of any action, suit, investigation or other proceeding of the kind referred to in Section 4.01(f), together with a statement describing the action, if any, which the Borrower proposes to take with respect thereto, which notice may be provided by the Borrower to the Agent by the Borrower delivering to the Agent the Borrower's Form 8-K Current Report, or other reports as required pursuant to the provisions of the Securities Exchange Act of 1934, with respect to such matters;

          (vii) as soon as possible and in any event (A) within 30 days after the Borrower or any Subsidiary knows that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Plan has occurred and (B) within 10 days after the Borrower or any Subsidiary knows that any other Termination Event with respect to any Plan has occurred, a statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower, such Subsidiary or any ERISA Affiliate proposes to take with respect thereto;

          (viii) promptly and in any event within two (2) Business Days after receipt thereof by the Borrower or any Subsidiary, or after the Borrower or any Subsidiary knows of receipt thereof by any other ERISA Affiliate, copies of each notice received by the Borrower or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

          (ix) if requested by any Lender through the Agent, promptly and in any event within thirty (30) days after the filing thereof with the Internal Revenue Service, copies of each Schedule (B) (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any Subsidiary with respect to any Plan, and as soon as possible after a request by any Lender, copies of each Schedule (B) (Actuarial Information) to the annual report (Form 5500 Series) filed by any other ERISA Affiliate with respect to any Plan; and

          (x) promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary, or after the Borrower or any Subsidiary knows of receipt thereof by any other ERISA Affiliate, from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or expected to be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A), (B) or (C) above.

     (f) Maintenance of Insurance. Maintain or cause to be maintained on its behalf, and maintain or cause to be maintained by or on behalf of each Subsidiary, liability insurance, and all other types of insurance, in each case with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary or Significant Subsidiary, as the case may be, operates.

     (g) Preservation of Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in the Borrower's good faith determination in view of its business and operations or the ownership of its properties.

     (h) Maintenance of Properties. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties, necessary or useful in the conduct of its business, in good working order and condition, ordinary wear and tear excepted.

SECTION 5.02. Negative Covenants. So long as any Note or any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:

     (a) Liens, Etc. Create or suffer to exist, or permit any of its Significant Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Significant Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than any of the following liens:

          (i) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower or any Significant Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

          (ii) liens or security interests existing on such property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition);

          (iii) liens or security interests existing on the date hereof securing Debt existing on the date hereof as set forth on Schedule II hereto;

          (iv) liens or security interests existing on property of any Person acquired by the Borrower or any of its Significant Subsidiaries at the time of acquisition of such Persons (other than any such lien or security interest created in contemplation of such acquisition);

          (v) liens for taxes, assessments or governmental charges or levies on property of the Borrower or any Significant Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

          (vi) liens in favor of the PBGC arising in connection with any Insufficiency resulting from the actions of, and with respect to any Plan of, any ERISA Affiliate of the Borrower which is not a Subsidiary of the Borrower, securing Debt not exceeding $5,000,000;

          (vii) other liens, security interests or other charges or encumbrances securing an aggregate principal amount of Debt not exceeding $20,000,000 at any time outstanding, and

          (viii) any lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such lien attaches to such asset concurrently with or within 180 days after the acquisition or construction thereof.

     (b) Sales of Accounts. Sell or assign or permit any of its Subsidiaries to sell or assign any "accounts" within the meaning of Section 9-106 of the California Uniform Commercial Code, except that the Borrower and its Subsidiaries may sell or assign the outstanding amount of such accounts and the discounted present value of operating leases in an aggregate amount not to exceed $75,000,000, provided that the proceeds of any such sale or assignment shall be used to repay outstanding Indebtedness for Borrowed Money of the Borrower.

     (c) Disposition of Assets. During any fiscal year, lease, sell, transfer or otherwise dispose of, or permit its Subsidiaries to lease, sell, transfer or otherwise dispose of, voluntarily or involuntarily, any asset or assets with a fair market value in an aggregate amount in excess of $5,000,000, for consideration in an amount less than the fair market value of such asset as determined in good faith by the Borrower's Board of Directors.

     (d) Dividends and Other Payments. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Borrower, except that the Borrower may (i) declare and make any dividend payment or other distribution payable in common stock of the Borrower, (ii) declare and pay cash dividends to its stockholders not in excess of 30% of Consolidated net income of the Borrower and its Consolidated Subsidiaries arising after June 30, 1992 through the date of such declaration (but in no event shall such calculation include any income arising after the Availability Termination Date) plus $45,000,000 computed on a cumulative Consolidated basis, provided that, immediately after giving effect to such proposed action, no Default would exist, and
     (iii) declare and make any dividend payment or other distribution of rights to purchase equity securities of the Borrower.

     (e) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or transfer assets to, or acquire assets of, any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge into or transfer assets to the Borrower and (iii) the Borrower may acquire all or substantially all of the assets or equity of any person (including any unincorporated division or business of such Person) or permit any of its Subsidiaries to do so, provided in each case that, immediately after giving effect to such proposed transaction, no Default would exist, and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.


                           ARTICLE VI
                        EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events
("Events of Default") shall occur and be continuing:

     (a) The Borrower shall fail to pay any principal of, or interest on, any Note when the same becomes due and payable
     (whether at stated maturity or by required prepayment or otherwise); or

     (b) any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

     (c) The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b),
     Section 5.01(c), and Section 5.01(d) or Section 5.02, or
     (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

     (d) The Borrower or any of its Significant Subsidiaries shall fail to pay any principal of, or premium or interest on, any Indebtedness for Borrowed Money which is outstanding in a principal amount of at least $5,000,000 in the aggregate (but excluding Indebtedness for Borrowed Money evidenced by the Notes) of the Borrower or such Significant Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such other agreement or instrument relating to such Indebtedness for Borrowed Money; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness for Borrowed Money and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness for Borrowed Money; or, as a result of the failure by the Borrower or any of its Significant Subsidiaries to perform any obligation or comply with any agreement with respect to any such Indebtedness for Borrowed Money, such Indebtedness for Borrowed Money shall be declared due and payable or required to be prepaid prior to the stated maturity thereof; or

     (e) The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of such a proceeding commenced against (but not by) the Borrower or any of its Significant Subsidiaries, such proceeding shall not have been terminated within sixty (60) days of its commencement; or the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

     (f) Any judgment or order for the payment of money (except for any such judgment or order with respect to which the maximum liability of the Borrower that is in excess of the amount covered by insurance does not exceed $5,000,000)shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or
     (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (g) Any Termination Event with respect to a Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to the Borrower by any Lender or the Agent,
     (i) such Termination Event shall still exist and (ii) the sum (determined as of the date of occurrence of such Termination Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which a Termination Event shall have occurred and then exist (or in the case of a Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $5,000,000, if such Insufficiency is in a Plan of the Borrower or its Subsidiaries; or

     (h) The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $5,000,000 per annum; or

     (i) The Borrower or any Subsidiary shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities of the Borrower and its Subsidiaries (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $1,250,000 per annum; or

     (j) The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if, solely as a result of such reorganization or termination,
     (i) the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the date hereof by an amount exceeding $5,000,000 or
     (ii) the aggregate annual contributions of the Borrower and its Subsidiaries to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the date hereof by an amount exceeding $1,250,000;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of (x) three or more Lenders owed at least 56% of the then aggregate unpaid principal amount of the Adjusted CD Rate Advances, Base Rate Advances and Eurodollar Rate Advances held by the Lenders, or (y) if no such principal amount is then outstanding, one or more Lenders owed at least 56% of the then aggregate unpaid principal amount of the Auction Rate Advances held by the Lenders, or (z) if no such principal amount is then outstanding, three or more Lenders having at least 56% of the Commitments, declare the obligations of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of (x) three or more Lenders owed at least 56% of the then aggregate unpaid principal amount of the Adjusted CD Rate Advances, Base Rate Advances and Eurodollar Rate Advances held by the Lenders, or (y) if no such principal amount is then outstanding, one or more Lenders owed at least 56% of the then aggregate unpaid principal amount of the Auction Rate Advances held by the Lenders, or (z) if no such principal amount is then outstanding, three or more Lenders having at least 56% of the Commitments, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all interest thereon and all other amounts payable under this Agreement shall automatically become and be due and payable, without such approval by the Lenders as described above and without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                           ARTICLE VII
                          MISCELLANEOUS

SECTION 7.01. Amendments. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01 or Section 3.02,
(b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (f) amend the proviso in Section 6.01 or subsection (a) thereof, or
(g) amend this Section 7.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

SECTION 7.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 2500 Harbor Boulevard, Fullerton, California 92634, telecopier number (714) 773-6840, Attention:
Treasurer, with a copy to the General Counsel of the Borrower at the same address (except that the failure to deliver such copy of any notice shall not affect the effectiveness of such notice); if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto with, if to The First National Bank of Chicago, a copy to Anthony B. Mathews, Vice President, 777 South Figueroa Street, 4th Floor, Los Angeles, California 90017, telecopier number (213) 683-4999, and, if to Bank of America National Trust and Savings Association, a copy to Robert W. Troutman, Vice President, Credit Products No. 5618, 555 South Flower Street, Los Angeles, California 90071, telecopier number
(213) 228-2756, and, if to Mellon Bank, N.A., a copy to Susan Dalton, Vice President, 300 South Grand Street, Suite 1200, Los Angeles, California 90071, telecopier number (213) 626-3745, and, if to Credit Suisse, a copy to Deborah Shea, Associate, 633 West Fifth Street, 64th Floor, Los Angeles, California 90071, telecopier number (213) 955-8245, if to Istituto Bancario San Paolo di Torino SpA, a copy to Donald Brown, Branch Manager, 444
S. Flower Street, Suite 4450, Los Angeles, California 90071, telecopier number (213) 622-2514, (except that the failure to deliver a copy of any notice shall not affect the effectiveness of such notice); and, if to the Agent, c/o Citicorp Bank Loan Syndication Operations, One Court Square, 7th Floor, Long Island City, New York 11120, telecopier number (718) 248-4844,
Attention: Aurelio Almonte, or as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties, and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to
Article II or Section 7.08 shall not be effective until received by the Agent.

All payments made or funds delivered to the Agent hereunder shall be made or delivered to the Agent at its Domestic Lending Office or at such other address as the Agent shall designate in a written notice to the other parties.

SECTION 7.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees (such fees to be in an amount not to exceed $30,000) and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement, and (ii) all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), of any Lender and the Agent in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder.

     (b) If any payment of principal of any Adjusted CD Rate Advance, Eurodollar Rate Advance or Auction Rate Advance is made by the Borrower to or for the account of any Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.08 or acceleration of the maturity of the Notes pursuant to
     Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

     (c) The Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Agent and each Lender and each of their respective directors, officers, employees, agents and affiliates from and against any and all claims, damages, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against the Agent and such Lender or any such director, officer, employee, agent or affiliate in connection with or arising out of any investigation, litigation, or proceeding related to any use by the Borrower of the proceeds of all or any of the Advances (including, without limitation, any such use by the Borrower related to any acquisition or proposed acquisition by the Borrower, or any Subsidiary or affiliate thereof, of any shares of stock of the Borrower or of all or any portion of the shares of stock or substantially all the assets of any other person or entity) whether or not the Agent or such Lender or any such other person or entity is a party thereto, unless such claim, damage, liability or expense is found to have resulted from the gross negligence or wilful misconduct of the Agent or such Lender or such other person or entity. Upon receipt of notice in writing of any investigation, litigation or proceeding which might give rise to a right of indemnification hereunder, the Borrower shall promptly notify the Agent thereof and periodically keep the Agent informed of the status thereof, and the Agent shall promptly notify the Lenders of any such notice or periodic information it receives from the Borrower pursuant to this subsection (c). The obligations of the Borrower under this subsection (c) shall survive the Availability Termination Date.

SECTION 7.05. Confidentiality of Information. Information about the Borrower and its Subsidiaries and their operations, affairs and financial condition not generally disclosed to, or known by, creditors or the public which is furnished by the Borrower to any Lender or the Agent pursuant to the provisions hereof shall not be divulged to others, except: (i) to other Lenders (including prospective participants and assignees pursuant to
Section 7.07(f) or Section 7.08) which have agreed to keep such information confidential or to the Agent or to their respective representatives, legal counsel, accountants or other advisers and/or consultants; (ii) in connection with the enforcement of the rights of any Lender or the Agent hereunder and under the Notes; (iii) as may otherwise be permitted or required by judicial process or by any regulatory authority having jurisdiction over such Lender or the Agent (as the case may be) or by any applicable statute, rule or regulation (the good faith opinion of such Lender's counsel or counsel to the Agent concerning the making of such disclosure to be binding on the parties hereto); and (iv) as may be required to answer fully and accurately any inquiries directed to such Lender or the Agent (as the case may be) by creditors or prospective creditors of the Borrower or any of its Subsidiaries; provided, however, that upon receipt of a written direction of the Borrower, such Lender or the Agent shall direct its operations personnel not to disclose any such confidential information in response to such inquiries. Neither such Lender nor the Agent shall incur any liability to the Borrower or any of its Subsidiaries or Affiliates by reason of any disclosure permitted by this Section 7.05, or by reason of any other disclosure so long as such Lender or the Agent (as the case may be) attempts to obtain compliance by its employees with any such directive not to disclose such information in response to such inquiries.

SECTION 7.06. Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by
Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 7.06 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have. The Borrower hereby authorizes CUSA, in accordance with the provisions of this Section 7.06, to so set-off and apply any and all such deposits held and other indebtedness owing by Citibank to or for the credit or the account of the Borrower and hereby authorizes Citibank to permit such set-off and application by CUSA.

SECTION 7.07.  The Agent.

     (a) Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

     (b) Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, the Agent:
     (i) may treat the payee of any Note as the holder thereof until the Agent receives notice from such holder of an assignment thereof as provided in Section 7.08; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;
     (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the property party or parties.

     (c) CUSA and Affiliates. With respect to its Commitment, and the Advances made by it and the Note issued to it, CUSA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include CUSA in its individual capacity. CUSA and its affiliates may accept deposits from, lend money to, act as trustee under the indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such subsidiary, all as if CUSA were not the Agent and without any duty to account therefor to the Lenders.

     (d) Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     (e) Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then owing to each of them (or if no Notes are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of, rights or responsibilities under this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

     (f) Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders, such resignation or removal to become effective upon the appointment of a successor Agent in accordance with the terms of this Section 7.07(f). Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent with the consent of the Borrower. If no successor Agent shall have been so appointed by the Majority Lenders with the consent of the Borrower, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent without the necessity of the consent of the Borrower, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 or an Affiliate thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 7.07 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.08. Binding Effect. This Agreement shall become effective as of September 26, 1994 when it shall have been executed by the Borrower and the Agent and when the Agent has been notified that each Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Lender and the Agent and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders. Any Lender, may, without the consent of the Borrower, sell participations to one or more banks or other entities in or to all or any part of any Advance or Advances owing to such Lender, any Note held by such Lender or its Commitment or any other interest herein, provided that such Lender's obligations under this Agreement, including, without limitation, its Commitment to the Borrower hereunder, shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any Lender may assign to its successors and affiliates and, with the consent of the Borrower, which shall not be unreasonably withheld, may assign to one or more banks or other entities all or any part of any Advance or Advances owing to such Lender and any Note held by such Lender, provided that such Lender shall give notice of such assignment to the Agent. Any Lender may assign to its successors and affiliates and, with the consent of the Borrower, may assign to one or more banks or other entities all of its rights and obligations under this Agreement, provided that such Lender shall give notice of such assignment to the Agent. The Borrower may withhold its consent to any such assignment of any Advance or Note or any rights and obligations hereunder if such assignment would result in an increase in either the Taxes required to be paid by the Borrower under Section 2.12 or increased costs required to be paid by the Borrower under Section 2.10. To the extent of any assignment, the assignee shall have the same obligations, rights and benefits with respect to the Borrower as it would have had if it were a Lender hereunder and the assigning Lender shall be released from such obligations. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 7.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of California.

SECTION 7.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 7.11. Headings. Article and Section headings in this Agreement (and parenthetical expressions contained in references thereto) are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


     BECKMAN INSTRUMENTS, INC.

     By:  PAUL GLYER
            Name: Paul Glyer
           Title: Treasurer


     CITICORP USA, INC., as Agent

     By:  BARBARA A. COHEN
           Name: Barbara A. Cohen
          Title: Vice President

  Commitment          Lenders

$ 40,000,000        CITICORP USA, INC.

                       By: BARBARA A. COHEN
                     Name: Barbara A. Cohen
                    Title: Vice President


$ 22,000,000        BANK OF AMERICA NATIONAL TRUST AND
                    SAVINGS ASSOCIATION

                       By: ROBERT W. TROUTMAN
                     Name: Robert W. Troutman
                    Title: Vice President


$ 22,000,000        CREDIT SUISSE

                       By: MARILOU PALENZUELA
                     Name: Marilou Palenzuela
                    Title: Member of Senior Management

                       By: DEBORAH SHEA
                     Name: Deborah Shea
                    Title: Associate


$ 22,000,000        ISTITUTO BANCARIO SAN PAOLO DI TORINO, SpA

                       By: DONALD W. BROWN
                     Name: Donald W. Brown
                    Title: Branch Manager

                       By: ANNETTE BERGSTEN
                     Name: Annette Bergsten
                    Title: Assistant Vice President


$ 22,000,000        MELLON BANK, N.A.

                       By: EDWIN H. WIEST
                     Name: Edwin H. Wiest
                    Title: First Vice President


$ 22,000,000        THE FIRST NATIONAL BANK OF CHICAGO

                       By: L. GENE BEUBE
                     Name: L. Gene Beube
                    Title: Senior Vice President


$ 150,000,000  Total of the Commitments

                                        SCHEDULE I
                                 BECKMAN INSTRUMENTS, INC.
                          $150,000,000 Revolving Credit Agreement
                                      Lending Offices

Name of Lender      CD Lending Office             Eurodollar Lending Office     Domestic Lending Office

Citicorp USA, Inc.  399 Park Avenue               399 Park Avenue               399 Park Avenue
                    New York, NY  10043           New York, NY  10043           New York, NY  10043

                    Telex: (WU) 127001/Citibank   Telex: (WU) 127001/Citibank   Telex:(WU)127001/Citibank
                    NYKB/Attention:SFOGB          NYKB/Attention:SFOGB          NYKB/Attention:SFOGB
                    Telecopier: 415/433-8190      Telecopier: 415/433-8190      Telecopier: 415/433-8190


Bank of America     1850 Gateway Boulevard        1850 Gateway Boulevard        1850 Gateway Boulevard
National Trust and  Concord, CA 94520             Concord, CA 94520             Concord, CA 94520
Savings Association Attn: Barbara Garabaldi       Attn: Barbara Garabaldi       Attn: Barbara Garabaldi
                          GPO #5693                     GPO #5693                     GPO #5693

                    Telex:  34346                 Telex:  34346                 Telex:  34346
                    Telecopier:  510/675-7532     Telecopier:  510/675-7532     Telecopier: 510/675-7532
                    Telephone:   510/675-7729     Telephone:   510/675-7729     Telephone:  510/675-7729


Credit Suisse       633 West Fifth Street         633 West Fifth Street         633 West Fifth Street
                    64th Floor                    64th Floor                    64th Floor
                    Los Angeles, CA 90071         Los Angeles, CA 90071         Los Angeles, CA 90071
                    Attn:  Ms. Rita Asa           Attn:  Ms. Rita Asa               Attn: Ms. Rita Asa

                    Telex:  67227                 Telex:  67227                 Telex:  67227
                    Telecopier:  213/955-8245     Telecopier:  213/955-8245     Telecopier:  213/955-8245
                    Telephone:   213/955-8248     Telephone:   213/955-8248     Telephone:   213/955-8248


Istituto Bancario   444 S. Flower Street          444 S. Flower Street          444 S. Flower Street
San Paolo Di        Suite 4550                    Suite 4550                    Suite 4550
Torino, SpA         Los Angeles, CA  90071        Los Angeles, CA 90071         Los Angeles, CA  90071
                    Attn: Ms. Jean Chang          Attn: Ms. Jean Chang          Attn: Ms. Jean Chang

                    Telex: 220045 SPAOL UR        Telex: 220045 SPAOL UR        Telex: 220045 SPAOL UR
                    Telecopier: 213-622-2514      Telecopier: 213-622-2514      Telecopier: 213-622-2514
                    Telephone:  213-489 3100      Telephone:  213-489 3100      Telephone:  213-489-3100


Mellon Bank, N.A.   Three Mellon Bank Center      Three Mellon Bank Center      Three Mellon Bank Center
                    Room 153-2305                 Room 153-2305                 Room 153-2305
                    Pittsburgh, PA 15259-0003     Pittsburgh, PA 15259-0003     Pittsburgh, PA 15259-0003
                    Attn: Loan Administration     Attn: Loan Administration     Attn: Loan Administration

                    Telex: 812367                 Telex: 812367                 Telex: 812367
                    Telecopier: 412/236-2027      Telecopier: 412/236-2027      Telecopier: 412/236-2027


The First National  One First National Plaza      One First National Plaza      One First National Plaza
Bank of Chicago     Suite 0324, 1-10              Suite 0324, 1-10              Suite 0324, 1-10
                    Chicago, IL 60670             Chicago, IL 60670             Chicago, IL 60670
                    Attn: Ms. Marilyn Fisher      Attn: Ms. Marilyn Fisher      Attn: Ms. Marilyn Fisher
                    Client Services Associate     Client Services Associate     Client Services Associate

                    Telex: 4330253 FNBCUI         Telex: 4330253 FNBCUI         Telex: 4330253 FNBCUI
                    Telecopier: 312/732-4840      Telecopier: 312/732-4840      Telecopier: 312/732-4840

                                               SCHEDULE II
                                        BECKMAN INSTRUMENTS, INC.
                                 $150,000,000 Revolving Credit Agreement
                             Liens or Security Interests as of June 24, 1994


Item      Instrument or Agreement       Interest Rate  Lender Term    Security         Outstanding

1.        Capital Lease Obligations                                   Buildings        $ 1,600,000
2.        Capital Lease Obligations                                   Machinery/       $ 2,902,000
                                                                      Equipment
3.        Capital Lease Obligations                                   Automobiles      $



                           EXHIBIT A-1

                          DOMESTIC NOTE

                                     Dated:  _____________, 1994

FOR VALUE RECEIVED, the undersigned, BECKMAN INSTRUMENTS, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _____________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Revolving Credit Agreement referred to below) the principal amount of each Advance (as defined below) which is an Adjusted CD Rate Advance or Auction Rate Advance or Base Rate Advance (each such Advance as defined in the Revolving Credit Agreement) made by the Lender to the Borrower pursuant to the Revolving Credit Agreement on the last day of the Interest Period (as defined in the Revolving Credit Agreement) for such Advance.

The Borrower promises to pay interest on the unpaid principal amount of each Advance which is an Adjusted CD Rate Advance or Auction Rate Advance or Base Rate Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Revolving Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citicorp USA, Inc. as Agent, at its account with Citibank, N.A. at 399 Park Avenue, New York, New York 10043, in same day funds. Each Advance which is an Adjusted CD Rate Advance or Auction Rate Advance or Base Rate Advance made by the Lender to the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note, and the Borrower authorizes the Lender to do the same; provided, that the Lender shall not be liable to the Borrower or to any other party for failure to record a payment or any other matter on the grid.

This Promissory Note is the Domestic Note referred to in, and is entitled to the benefits of, the Revolving Credit Agreement dated as of September 26, 1994 (the "Revolving Credit Agreement") among the Borrower, the Lender and certain other lenders parties thereto, and Citicorp USA, Inc., as Agent for the Lender and such other lenders. The Revolving Credit Agreement, among other things, (i) provides for the making of advances (the "Advances") by the Lender to the Borrower from time to time pursuant to the provisions of the Revolving Credit Agreement, the indebtedness of the Borrower resulting from each such Advance which is an Adjusted CD Rate Advance or Auction Rate Advance or Base Rate Advance being evidenced by this Promissory Note, and
(ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of California, United
States.

     BECKMAN INSTRUMENTS, INC.


     By:

        Name:

        Title:

         ADVANCES, MATURITIES AND PAYMENTS OF PRINCIPAL


                              GRID

                           EXHIBIT A-2

                         EURODOLLAR NOTE

U.S. $_____________                  Dated:  ___________ __, 1994

FOR VALUE RECEIVED, the undersigned, BECKMAN INSTRUMENTS, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of ___________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Revolving Credit Agreement referred to below) the principal amount of each Advance (as defined below) which is a Eurodollar Rate Advance (as defined in the Revolving Credit Agreement) made by the Lender to the Borrower pursuant to the Revolving Credit Agreement on the last day of the Interest Period (as defined in the Revolving Credit Agreement) for such Advance.

The Borrower promises to pay interest on the unpaid principal amount of each Advance which is a Eurodollar Rate Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Revolving Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citicorp USA, Inc. as Agent, at its account with Citibank, N.A. at 399 Park Avenue, New York, New York 10043, in same day funds. Each Advance which is a Eurodollar Rate Advance made by the Lender to the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note, and the Borrower authorizes the Lender to do the same; provided, that the Lender shall not be liable to the Borrower or to any other party for failure to record a payment or any other matter on the grid.

This Promissory Note is the Eurodollar Note referred to in, and is entitled to the benefits of, the Revolving Credit Agreement dated as of September 26, 1994 (the "Revolving Credit Agreement") among the Borrower, the Lender and certain other lenders parties thereto and Citicorp USA, Inc., as Agent for the Lender and such other lenders. The Revolving Credit Agreement, among other things, (i) provides for the making of advances (the "Advances") by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above-mentioned, the indebtedness of the Borrower resulting from each such Advance which is a Eurodollar Rate Advance being evidenced by this Promissory Note, and
(ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of California, United
States.

                                   BECKMAN INSTRUMENTS, INC.


                                   By:

                                        Name:

                                        Title:

         ADVANCES, MATURITIES AND PAYMENTS OF PRINCIPAL


                              GRID

                            EXHIBIT B

                       Notice of Borrowing


                       _____________, 19__


Citicorp USA, Inc., as Agent for the
  Lenders parties to the Revolving
  Credit Agreement referred to below
c/o Citicorp North America, Inc.
Citicorp Center
One Sansome Street, Suite 2730
San Francisco, California 94104
Attn: Connie Pecsar



Gentlemen/Ladies:

          The undersigned, Beckman Instruments, Inc., refers to the Revolving Credit Agreement dated as of September 26, 1994 (the "Revolving Credit Agreement," the terms defined therein being used herein as therein defined), among the undersigned and certain Lenders parties thereto and Citicorp USA, Inc. as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Revolving Credit Agreement that the undersigned hereby requests a Borrowing under the Revolving Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Revolving Credit Agreement:

          (i) The Business Day of the Proposed Borrowing is
___________, 19__.

          (ii) The Type of Advances comprising the Proposed
Borrowing is [Adjusted CD Rate Advances] [Eurodollar Rate
Advances] [Auction Rate Advances] [Base Rate Advances].

          (iii) The aggregate amount of the Proposed Borrowing is $_________.

          (iv) The Interest Period for each Advance made as part of the Proposed Borrowing is [____ days] [____ month[s]].

          [(v) Any terms relating to the interest rate or rates for a Proposed Borrowing comprised of Auction Rate Advances.]

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

          (A)  the representations and warranties set forth in
Section 4.01 (excluding those contained in subsections (e) and (f) thereof) are true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

          (B)  no Event of Default has occurred and is
continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, and, with respect to the events specified in Section 6.01(e) and Section 6.01(f), no Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom; and

          (C) no Person or two or more Persons acting in concert has acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 20% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; nor, during any period of up to 24 consecutive months commencing on or after the date of the Agreement, have individuals who at the beginning of such 24-month period were directors of the Borrower ceased for any reason to constitute a majority of the board of directors of the Borrower; nor has any Person or two or more Persons acting in concert acquired by contract or otherwise, or entered into a contract or arrangement which upon consummation will result in its or their acquisition of, the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower.

                         Very truly yours,

                         BECKMAN INSTRUMENTS, INC.


                              By:

                              Name:

                              Title:

                            EXHIBIT C



            [Form of Opinion of Borrower's Counsel]

                  [Date of initial Borrowing]




     To each of the Lenders listed on Schedule 1 hereto

                    Beckman Instruments, Inc.

Gentlemen:

          This opinion is furnished to you pursuant to
Section 3.02(c) of the Revolving Credit Agreement, dated as of September 26, 1994 (the "Credit Agreement"), between Beckman Instruments, Inc. (the "Borrower") and the Lenders parties thereto and Citicorp USA, Inc. as Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

          I have acted as counsel to the Borrower in connection with the preparation, execution and delivery of, and the initial borrowing made under, the Credit Agreement.

          In that connection, I have examined:

               (1)  The Credit Agreement.

               (2)  The Notes.

               (3)  The documents furnished by the Borrower
          pursuant to Article III of the Credit Agreement.

               (4)  The Certificate of Incorporation of the
          Borrower and all amendments thereto (the "Charter").

               (5)  The by-laws of the Borrower as amended
          through the date hereof (the "By-laws").

               (6) A certificate of the Secretary of the State of Delaware, dated _____________, 1994, attesting to the continued corporate existence and good standing of the Borrower in that State.

I have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below.

          I am qualified to practice law in the State of California and I do not purport to be expert on, and do not opine with respect to, any laws other than the laws of the State of California, the Delaware General Corporation Law (the "DGCL") and the Federal laws of the United States.

          Based upon the foregoing and upon such investigation as I have deemed necessary and upon the other qualifications, exceptions, and limitations set forth herein, I am, as of the date hereof, of the following opinion:

               1.  The Borrower is a corporation duly
          incorporated, validly existing and in good standing under the laws of the State of Delaware.

               2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or
          (ii) any federal or California law, rule or regulation applicable to the Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or the "DGCL" except, as to performance only, such contravention as might affect enforceability to the extent contemplated in Paragraphs
          (a) through (e) herein, or (iii) any material contractual or legal restriction contained in any document that affects or purports to affect the Borrower's right to borrow money or the Borrower's obligations under the Credit Agreement and the Notes. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Borrower.

               3. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance, in each case by the Borrower, of the Credit Agreement and the Notes.

               4. The Credit Agreement and the Notes (to the extent of any Borrowings thereunder) are legally valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

               5. To the best of my knowledge, there are no pending or threatened actions or proceedings against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator which purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes or which, except as and to the extent previously disclosed by the Borrower to the Lenders in writing, are likely to have a materially adverse effect upon the financial condition or operations of the Borrower or any of its subsidiaries.

The opinions set forth above are subject to the following qualifications:

               (a) The opinion in Paragraph 4 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors' rights generally.

               (b) The opinion in Paragraph 4 above is subject to the effect of general principles of equity
          (regardless of whether considered in a proceeding in equity or at law).

               (c) With respect to the opinion in Paragraph 4, I call to your attention that certain rights, remedies and waivers contained in the Credit Agreement and the Notes may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Credit Agreement or the Notes invalid or unenforceable as a whole.

               (d) With respect to the opinion in Paragraph 4, I express no opinion as to the validity or enforceability of any provision of the Credit Agreement or the Notes that permit the Lenders to increase the rate of interest or collect a late charge or prepayment premium in the event of a delinquency or default.

               (e) I express no opinion as to the effect of the law of any jurisdictions other than the State of California and the State of Delaware (with respect to the DGCL only) wherein the Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought which limits the rates of interest legally chargeable or collectible.

          To the extent that the obligations of the Borrower may be dependent upon such matters, I have assumed for purposes of this opinion that each payee under any of the Notes and each party to the Credit Agreement other than the Borrower (i) has complied with any applicable requirement to file returns and pay taxes under the Franchise Tax Law of the State of California,
(ii) is duly incorporated, validly existing and in good standing under the laws of its jurisdiction or incorporation, (iii) has the requisite corporate power and authority to execute and deliver the Credit Agreement and to perform its obligations under the Credit Agreement and that the Credit Agreement has been duly authorized, executed and delivered by each of such parties and constitutes their legally valid and binding obligation. I express no opinion as to compliance by any payee under any of the Notes or any party to the Credit Agreement other than the Borrower with respect to any state or federal laws or regulations applicable to the subject transactions because of the nature of their business.

          This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without my prior written consent, except that Messrs. Steefel, Levitt and Weiss may assume the correctness of the opinions set forth in Paragraphs 1,2,3,4 and 5 of this opinion in rendering their opinion furnished pursuant to Section 3.02(d) of the Credit Agreement.

                                   Very truly yours,

                                   WILLIAM H. MAY

                           SCHEDULE 1


Citicorp USA, Inc.

Bank of America National Trust and Savings Association

Istituto Bancario San Paolo Di Torino, SpA

Mellon Bank, N.A.

The First National Bank of Chicago

Credit Suisse

                            EXHIBIT D

              [Form of Opinion of Agent's Counsel]

                       _________ __, ____



To each of the Lenders listed
on Schedule 1 hereto

          Re:  Beckman Instruments, Inc.

Gentlemen/Ladies:

          We have acted as counsel to Citicorp USA, Inc., acting individually and as Agent, in connection with the preparation, execution and delivery of the Revolving Credit Agreement dated as of September 26, 1994 (the "Credit Agreement"), among Beckman Instruments, Inc., each of you and Citicorp USA, Inc., as Agent. Terms defined in the Credit Agreement are used herein as therein defined.

          In this connection, we have examined the following documents, each of which, unless otherwise indicated, is dated
September 26, 1994 or as of such date:

          1. Counterparts of the Credit Agreement executed by each of the parties thereto.

          2. The Notes executed by the Borrower and payable to the order of the respective Lenders, delivered pursuant to
Section 3.02(a) of the Credit Agreement.

          3. A certificate of the Secretary of the Borrower as to certain resolutions of the Board of Directors of the Borrower and the incumbency and signatures of certain officers of the Borrower delivered pursuant to Section 3.02(e) of the Credit Agreement.

          4. A certificate of the Treasurer of the Borrower certifying that, as of September 26, 1994, there exists no Default and the representations and warranties set forth in
Section 4.01 are true and correct in all material respects.

          5. An opinion of William May, Esq., counsel to the Borrower, delivered pursuant to Section 3.02(c) of the Credit
Agreement.

          In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures, the due authority of the parties executing such documents and the conformity to the originals of all such documents submitted to us as copies. We have relied, as to factual matters, on the documents we have examined and, as to the matters of law covered by the opinion of counsel referred to above, on such opinion. We are qualified to practice law in the State of California and our opinion is limited to the law of such jurisdiction and to the federal law of the United States, and we do not express any opinion herein concerning any other law.

          Based upon and subject to the foregoing, and while we have not independently considered the matters covered by the opinion referred to in Item 5 above to the extent necessary to enable us to express the conclusions stated therein, we are of the opinion (i) such opinion, the Credit Agreement and the other documents listed above appear to be in substantially acceptable legal form, and (ii) such opinion and the documents referred to in Items 2, 3 and 4 above are substantially responsive to the requirements of the Credit Agreement.


                         Very truly yours,




                         STEEFEL, LEVITT AND WEISS

                           SCHEDULE 1


Citicorp USA, Inc.

Bank of America National Trust and Savings Association

Istituto Bancario San Paolo Di Torino, SpA

Mellon Bank, N.A.

The First National Bank of Chicago

Credit Suisse